Management's Assertion Concerning Compliance
with USAP Minimum Servicing Standards

March 13, 2006

As of and for the year ended December 31, 2005, JPMorgan Chase Bank, National Assocation (the "Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") solely as they relate to standard VII, Insurance Policies (the "Applicable Standard"). The Company uses subservicing organizations to perform the servicing obligations subject to minimum servicing standards I-VI of USAP.

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $250,000,000 and $25,000,000 respectively.

Attached to this Management Assertion are the independent auditors' reports on the subservicing organizations' compliance with the minimum servicing standards related to the servicing obligations performed.

/s/ Kim Greaves	/s/ Jim Miller
Kim Greaves	Jim Miller
Vice President	Vice President
JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.

/s/ Scott Powell
Scott Powell
Senior Vic ePresident
JPMorgan Chase Bank, N.A.